UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2020

ACM Research, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38273	94-3290283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42307 Osgood Road, Suite I
Fremont, California	94539
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 445-3700

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACMR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under the heading “Grant Agreement” in Item 8.01 of this report is incorporated by reference into this Item 1.01.

Item 8.01	Other Information.

Background

We currently conduct the majority of our product development, support and services, and substantially all of our manufacturing, through our subsidiary ACM Research (Shanghai), Inc., or ACM Shanghai, in the People’s Republic of China or PRC. Our Shanghai operations position us to be near many of our current and potential new customers in the PRC (including Taiwan), Korea and throughout Asia, providing convenient access and reduced shipping and manufacturing costs. All of our tools are built to order at two manufacturing facilities in the Pudong Region of Shanghai, which encompass a total of 86,000 square feet of floor space for production capacity.

As we previously announced, in November 2019 ACM Shanghai entered into an agreement initiating a bidding process to acquire land rights to build a development and production center in the Lingang region of Shanghai. The land is located approximately thirty miles from ACM Shanghai’s headquarters in Zhangjiang. We believe that building and owning, rather than leasing, our development and production facilities will reduce our facility costs at scale and provide us with the stability necessary to make the long-term development and manufacturing investments in operations that will be needed to support our growing customer base.

Grant Agreement

In the following summary, amounts in Renminbi, or RMB, have been translated into U.S. dollars solely for the convenience of the reader. The translations have been made at the conversion rate of RMB 7.100 to U.S. $1.00 effective as of May 11, 2020, as published by the PRC’s State Administration of Foreign Exchange.

On May 13, 2020, we announced that ACM Shanghai, through its wholly owned subsidiary ACM Research (Lingang), Inc., or ACM Lingang, had entered into, as of May 7, 2020, a Grant Contract for State-owned Construction Land Use Right in Shanghai City (Category of R&D Headquarters and Industrial Projects), or the Grant Agreement, with the China (Shanghai) Pilot Free Trade Zone Lin-gang Special Area Administration. ACM Lingang obtained rights to use approximately 43,000 square meters (10.6 acres) of land in the Lingang Heavy Equipment Industrial Zone of Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone for a period of fifty years commencing on the date of delivery of the land, which we refer to as the Delivery Date and which is to occur by no later than July 9, 2020. ACM Lingang may apply, by no later than one year before the scheduled end of the usage period, to extend the grant term.

In exchange for its land use rights, ACM Lingang will be obligated to pay aggregate grant fees of RMB 61.7 million ($8.7 million) within 30 business days after execution of the Grant Agreement. In addition, within five business days after execution of the Grant Agreement, ACM Lingang must fund a performance deposit of RMB 12.3 million ($1.7 million), which is equal to 20% of the aggregate grant fees, to secure its achievement of the following performance milestones:

•	the start of construction within 6 months after the Delivery Date (60% of the performance deposit);
•	the completion of construction within 30 months after the Delivery Date (20% of the performance deposit); and
•	the start of production within 42 months after the Delivery Date (20% of the performance deposit).

Upon satisfaction of a milestone, the portion of the performance deposit attributable to that milestone will be repayable to ACM Lingang within ten business days. If the achievement of any of the above milestones is delayed or abandoned, ACM Lingang may be subject to additional penalties and may lose its rights to both the use of the granted land and any partially completed facilities on that land.

Covenants in the Grant Agreement require that, among other things, ACM Lingang will be required to pay liquidated damages in the event that (a) it does not make a total investment  (including the costs of construction, fixtures, equipment and grant fees) of at least RMB 450.0 million ($63.4 million) or (b) within six years after the Delivery Date, we do not (i) generate a minimum specified amount of annual sales of products manufactured on the granted land or (ii) pay to the PRC at least RMB 157.6 million ($22.2 million) in annual total taxes (including value-added taxes, corporate income tax, personal income taxes, urban maintenance and construction taxes, education surcharges, stamp taxes, and vehicle and shipping taxes) as a result of operations in connection with the granted land.

The foregoing summary of the Grant Agreement is qualified in its entirety by reference to the text of the Grant Agreement, which is being filed as Exhibit 10.01 to this report and is incorporated in this report by reference.

Press Release

On May 13, 2020, we issued a press release announcing the execution of the Grant Agreement. The full text of the press release is furnished as Exhibit 99.01 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.01†
Grant Contract for State-owned Construction Land Use Right in Shanghai City (Category of R&D Headquarters and Industrial Projects) dated as of May 7, 2020 between ACM Research (Lingang), Inc. and China (Shanghai) Pilot Free Trade Zone Lin-gang Special Area Administration

99.01	Press release dated May 13, 2020

†Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6) and Item 601(b)(10).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACM RESEARCH, INC.

By:	/s/ Mark McKechnie
Mark McKechnie
Chief Financial Officer and Treasurer
Dated: May 13, 2020